ACTIVE HEALTH FOODS, INC. ANNOUNCES DEFINITIVE MERGER AGREEMENT

RIVERSIDE, CA – Active Health Foods, Inc. (OTCBB: AHFD), the maker of Active XTM 100% Organic “CERTIFIED”, 100% Natural, and both Kosher and Vegan “CERTIFIED” Energy Bars made from the highest quality Natural, Organic and Raw Ingredients in a variety of four distinctive, unique, and amazing flavors: Almond Chocolate Delight, Peanut Butter Chocolate Joy, Cashew Berry Dream, and Coconut Cocoa Passion announces that on December 30, 2012 the Board of Directors of Active Health Foods, Inc. entered into a definitive agreement with Manos Beverages, Inc. wherein Manos Beverages, Inc. will be acquired by Active Health Foods, Inc. in a stock exchange.  The exchange for holders of record as of December 30, 2012 will be three Active Health Foods, Inc. common shares for each Manos Beverages, Inc. common share.

About Manos Beverages, Inc.

Manos Beverages, Inc. is a privately held beverage company with a variety of unique products.  The Company’s management has used its extensive years of experience in the food and beverage industry to position itself for rapid market penetration and will continue focusing on new product introductions that will exhibit a healthy lifestyle.

Manos Beverages, Inc. has been selling “All Natural Flavors”, a Sparkling, Flavored, “Sugar Free” beverage for more than 20 years created to help battle two of the biggest challenges we are currently faced with in America today, “Childhood Obesity” and the millions of Americans both adults and children suffering with “Type 1 and Type 2 Diabetes”.  “All Natural Flavors” a Sparkling, Flavored, “Sugar Free” beverage with no Carbohydrates, no Calories, no Caffeine, no Sodium, no Chemicals, no Aspartame, and no Nutra-Sweet, the only beverage available today sweetened 100% with “Stevia”. The goal of Manos Beverages, Inc. is to offer a safe and healthier alternative to main stream, sugar laden soda drinks. We are currently the only beverage on the market anywhere using America’s most desired sweetener “Stevia”.

“All Natural Flavors” is sold in a 24 pack 20 oz. straight flavor case in (7) very unique and exciting flavors: Peach, Cherry, Raspberry, Blackberry, Kiwi Strawberry, Mango, and Lemon lime for the general market and a (4) flavor Variety Pack case for retailers selling full cases like Costco and Sam’s Club.

Additionally, Manos Beverages, Inc. produces an energy drink called “Jump Shot” made with all of the B vitamins and other popular healthy ingredients like Taurine, Ginseng, and Guarana.  Manos Beverages, Inc. also produces a unique line of “READY TO USE” cocktail mixes, “Tropical Paradise”, Private Labeled for select customers.

History

Active XTM is a trademarked designation exclusive and proprietary to Active Health Foods, Inc. (OTCBB: AHFD).  Active XTM Energy Bars are made from a proprietary formula developed by the Company in conjunction with a qualified Nutritionist exclusively for Active Health Foods, Inc. and refined by the company into their 100% Organic “CERTIFIED”, 100% Natural, Kosher and Vegan “CERTIFIED” Energy Bars made from the highest quality Natural, Organic and Raw Ingredients in a variety of four distinctive, unique, and amazing flavors: Almond Chocolate Delight, Peanut Butter Chocolate Joy, Cashew Berry Dream, Coconut Cocoa Passion, and for dialysis patients our new Double Chocolate Chip Energy Bar.

Each Energy Bar is 1.76 net ounces and comes wrapped in a professionally designed, distinctive full color wrapping inserted into an efficiently designed combination shipping and counter display box holding 12 bars.

Active XTM Energy Bars are produced locally by a certified organic food manufacturer enabling the company to maintain frequent and superior quality control over the production process as well as promoting immediate access to freshly made products for speedy distribution to the consumer.

Active XTM Energy Bars are available through the Company’s websites, www.activehealthfoodsinc.com and

www.activexbars.com.

CONTACTS

Greg Manos, President

(951) 360-9970

info@activehealthfoodsinc.com

About Active XTM and Active XTM Plus Energy Bars

Active XTM  and now our new Active XTM Plus Energy Bars were developed by an experienced Nutritionist using proprietary formulas developed solely for Active Health Foods, Inc. (OTCBB: AHFD) utilizing the highest quality 100% “CERTIFIED” Organic and 100% Natural ingredients and as a finished product these bars are also “CERTIFIED” Kosher and Vegan. Active XTM and Active XTM Plus Energy Bars come in four distinctive, unique, and amazing flavors: Almond Chocolate Delight, Peanut Butter Chocolate Joy, Cashew Berry Dream, and Coconut Cocoa Passion.

To find out more about Active XTM and the soon to be developed Active XTM Plus Energy Bars as well as the innovative company Active Health Foods, Inc. (OTCBB: AHFD), visit their web sites www.activehealthfoodsinc.com or www.activexbars.com.

About Active Health Foods, Inc.

Active Health Foods, Inc. (OTCBB: AHFD) is an innovative producer of Active XTM and Active XTM Plus Energy Bars, 100% Organic “CERTIFIED”, 100% Natural, and both Kosher and Vegan “CERTIFIED” Energy Bars. Made from the highest quality Natural, Organic and Raw Ingredients in a variety of four distinctive, unique, and amazing flavors: Almond Chocolate Delight, Peanut Butter Chocolate Joy, Cashew Berry Dream, and Coconut Cocoa Passion, a  healthy and nutritious alternative to the fast food mentality of millions of families across America.  Active Health Foods, Inc.’s brands include Active XTM and Active XTM Plus Energy Bars, moist, flavorful, and nutritious snacks made from a proprietary formula and developed by and exclusively for Active Health Foods, Inc.

Active Health Foods, Inc. is developing a line of other innovative, tasty, nutritional, and healthy foods and beverages that will be the subject of further press releases.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words such as "expect," "goals," "plans," "believe," continue," "may," "will," and similar expressions are intended to identify our forward-looking statements, including but not limited to, our expectation for growth; benefits from brand-building; cost savings; growth and margins.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, continued volatility of, and sharp increase in, costs, pricing actions, increased competition, risks from operating internationally, continued consumer weakness, weakness in economic conditions and tax law changes.

Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Active Health Foods, Inc. disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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